Exhibit 99.1

                    FIRST UNITED CORPORATION ANNOUNCES FOURTH
                            QUARTER AND 2004 EARNINGS

OAKLAND, MARYLAND-- March 14, 2005: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended December 31, 2004 of $1.8 million ($.29 per share), compared to $2.8 million ($.46 per share) for the fourth quarter of 2003, a 36% decrease. During the fourth quarter, management strategically decided to early redeem two Federal Home Loan Bank advances resulting in a $1.8 million prepayment penalty ($0.20 per share, net of tax). For the year ended December 31, 2004, net income totaled $7.6 million ($1.25 per share), a 29% decrease compared to net income of $10.7 million ($1.77 per share) for the year ended 2003. Full year results were impacted by the redemption of $23.7 million of Junior Subordinated Debentures that resulted in a charge of $0.9 million ($0.10 per share, net of tax) related to the write-off of unamortized issuance costs.

For the year ended December 31, 2004, the Corporation's returns on average assets and average shareholders' equity were .65% and 8.91%, respectively, compared to 1.03% and 13.10%, respectively, for the same period in 2003.

Loans and leases were $911.5 million at December 31, 2004, compared to $792.0 million at December 31, 2003, an increase of 15.1%. This increase is attributable primarily to sizable growth in commercial and residential mortgage loans. Existing commercial relationships in core markets are responsible for much of the commercial loan growth during the year. Deposits were $850.7 million at December 31, 2004, compared to $750.2 million at December 31, 2003, an increase of 13.4%. The increase in deposits is primarily attributable to an increase in brokered certificates of deposit, of $100,000 or over. Brokered certificates of deposit were purchased in order to fund the rapid loan growth during the period. Total assets were $1.2 billion at December 31, 2004, a 9.1% increase from $1.1 billion at December 31, 2003.

Comparing December 31, 2004 to December 31, 2003, shareholders' equity increased 2.7%, from $84.2 million at December 31, 2003 to $86.4 million at December 31, 2004. As a result, book value per share increased from $13.83 to $14.17. At December 31, 2004, there were 6,093,505 issued and outstanding shares of the Corporation's common stock.

On September 30, 2004, the Corporation redeemed all of its 9.375% Junior Subordinated Deferrable Interest Debentures that it issued to First United Capital Trust ("Capital Trust") in 1999. The aggregate redemption price paid by the Corporation was approximately $23.7 million. Capital Trust was dissolved on October 12, 2004.

Net-Interest Income

Net interest income, on a fully tax-equivalent basis, increased $.9 million in the fourth quarter of 2004 when compared to the fourth quarter of 2003. The increase resulted from a $1.5 million increase in interest income during the period, coupled with a $.6 million increase in interest expense. Net interest income, on a fully tax-equivalent basis, for the year ended December 31, 2004 increased 6.9% to $37.4 million, compared to $35.0 million for the year ended December 31, 2003. This increase is due primarily to the increase in interest income of $2.8 million, offset by a slight increase in interest expense of $.4 million. Net interest margin was 3.43% for the twelve months ended December 31, 2004, decreasing 15 basis points when compared to 3.58% for the year ended December 31, 2003. During 2004, the Bank implemented a loan pricing model that is being used to set pricing for mortgage, commercial and consumer loan products throughout the Bank, and ensures loan pricing is consistent with targeted net interest margins.

Non-Interest Income

Comparing the fourth quarter of 2004 to the fourth quarter of 2003, non-interest income increased slightly to $3.7 million or 5.8% from $3.5 million. For the twelve months of 2004, non-interest income was $13.0 million, compared to $11.9 million for the same period of 2003, a 9.3% increase.

The increase in non-interest income for the period ended December 31, 2004 was primarily a result of a $.65 million increase in service charges on deposit accounts, attributable to a renewed concentration on the Corporation's overdraft protection program and an increase of $.63 million in Trust Department income from $2.52 million in 2003 to $3.15 million in 2004. Average assets under management by the Trust department were $395 million in 2004 compared to $332 million in 2003. These increases in non-interest income were offset by a $.3 million decrease in securities gains in 2004 as compared to 2003.

Non-Interest Expense

Non-interest expense for the fourth quarter of 2004 was $10.2 million, compared to $7.9 million for the fourth quarter of 2003, a 29.2% increase. The $1.8 million prepayment penalty related to the early redemption of FHLB advances comprised most of this increase. For the year ended December 31, 2004, non-interest expense was $36.0 million, compared to $29.8 million for the same period of 2003, a 20.8% increase.

These increases in non-interest expense for the year ended December 31, 2004, were the result of various factors. Salaries and benefits increased $.9 million in 2004 compared to the same time period of 2003. These increases are directly related to increased staffing to support the Corporation's growth objectives and increasing health costs. 2004 salaries and benefits also include a full year of compensation costs related to the branches acquired in 2003 from Huntington National Bank. A full year of amortization expense related to the core deposit intangible also attributed to $.4 million of the increase. Other contributing factors of this increase were additional professional fees incurred in 2004 to comply with the requirements of the Sarbanes-Oxley Act and costs related to conversion of our network lines related to branch expansion and modernization. During the third quarter 2004, the Corporation also expensed $.9 million of unamortized issuance costs related to the early redemption of the subordinated debentures.

Asset Quality

The Corporation's asset quality continues to be sound. The ratio of nonperforming loans and past-due loans to total loans at December 31, 2004 was ..50%, compared to .51% at December 31, 2003. The ratio of nonperforming and past-due loans to total assets at December 31, 2004 was .37%, compared to .36% at December 31, 2003. The ratio of the allowance for loan losses to gross loans at December 31, 2004 was .75%, compared to .76% at December 31, 2003. For the quarter ended December 31, 2004, the provision for loan losses was $.90 million, compared to $.14 million for the quarter ended December 31, 2003. This $.8 million increase was due to continued growth in the loan portfolio and to provide for specific losses on two commercial loans that have been settled without further losses.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through Gonder Insurance Agency, Inc. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, and Berkeley Counties in West Virginia. First United has now opened their first location in Monongalia county in West Virginia. The Corporation's website is www.mybankfirstunited.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the "Risk Factors" filed as Exhibit 99.1 to the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2004. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.

                            FIRST UNITED CORPORATION
                                   Oakland, MD
                               Stock Symbol : FUNC
                  (Dollars in thousands, except per share data)

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
                                                                  Three Months Ended                             Twelve Months Ended
                                                                      unaudited                                       unaudited

                                        31-Dec         31-Dec         30-Sep         30-Jun          31-Mar       31-Dec     31-Dec
                                         2004           2003           2004           2004            2004         2004       2003

EARNINGS SUMMARY
Interest income (FTE)                 $    16,228    $    14,692    $    15,320    $    15,031    $    14,801    $ 61,380   $ 58,558
Interest expense (FTE)                $     6,317    $     5,686    $     6,350    $     5,856    $     5,493    $ 24,016   $ 23,601
Net interest income (FTE)             $     9,911    $     9,006    $     8,970    $     9,175    $     9,308    $ 37,364   $ 34,957
Provision for loan and lease losses   $       899    $       137    $       851    $       739    $        45    $  2,534   $    833
Noninterest income                    $     3,724    $     3,501    $     2,802    $     3,004    $     3,441    $ 12,971   $ 11,867
Noninterest expense                   $    10,244    $     7,918    $     9,095    $     8,233    $     8,396    $ 35,968   $ 29,821
Income taxes                          $       506    $     1,422    $       573    $     1,032    $     1,396    $  3,507   $  4,566
Net income                            $     1,823    $     2,796    $     1,095    $     1,997    $     2,712    $  7,627   $ 10,749
Cash dividends paid                   $     1,096    $     1,096    $     1,096    $     1,096    $     1,096    $  4,384   $  4,262
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
                                                                  Three Months Ended
                                                                      unaudited

                                         31-Dec        31-Dec          30-Sep         30-Jun         31-Mar
                                          2004          2003            2004           2004           2004
PER COMMON SHARE
Earnings per share
      Basic/Diluted                   $      0.29    $      0.46    $      0.18     $     0.33    $      0.45
Book value                            $     14.17    $     13.83    $     14.15     $    13.84    $     14.13
Closing market value                  $     20.60    $     24.37    $     20.26     $    19.45    $     23.15
Weighted average number
of common shares outstanding
      Basic/Diluted                     6,088,367      6,086,369      6,087,433      6,087,433      6,087,433

PERFORMANCE RATIOS (Period End)
Return on average assets                     0.65%          1.03%          0.67%          0.83%          0.97%
Return on average shareholders'
  equity                                     8.91%         13.10%          9.05%         11.10%         12.75%
Net interest margin (FTE)                    3.43%          3.58%          3.43%          3.53%          3.60%
Efficiency ratio                            71.40%         63.62%         70.02%         66.90%         65.92%

PERIOD END BALANCES
Assets                                $ 1,231,877    $ 1,108,241    $ 1,210,725    $ 1,164,904    $ 1,150,491
Earning assets                        $ 1,126,677    $ 1,019,800    $ 1,123,350    $ 1,070,864    $ 1,068,497
Gross loans and leases                $   911,450    $   792,025    $   898,622    $   863,170    $   826,294
      Consumer Real Estate            $   337,229    $   280,823    $   325,117    $   305,290    $   296,292
      Commercial                      $   373,893    $   307,524    $   356,219    $   344,627    $   322,542
      Consumer                        $   200,328    $   203,678    $   217,286    $   213,253    $   207,460
Investment securities                 $   220,186    $   232,475    $   217,502    $   203,562    $   212,479
Total deposits                        $   850,661    $   750,161    $   829,024    $   769,720    $   763,362
      Noninterest bearing             $   114,734    $    99,181    $   105,011    $   106,807    $   103,382
      Interest bearing                $   735,927    $   650,980    $   724,013    $   662,913    $   659,980
Shareholders' equity                  $    86,356    $    84,191    $    86,120    $    84,262    $    86,013

CAPITAL RATIOS
Period end capital to risk-
weighted assets:
      Tier 1                                10.81%         11.04%         10.89%         11.25%         11.50%
      Total                                 12.24%         11.77%         11.80%         14.80%         15.16%

ASSET QUALITY
Net charge-offs for the quarter       $       667    $       333    $       538    $       287    $       202
Nonperforming assets: (Period End)
      Nonaccrual loans                $     3,439    $     2,774    $     6,024    $     5,347    $     2,722
      Restructured loans              $       544    $       554    $       547    $       549    $       552
      Loans 90 days past due
        and accruing                  $     1,105    $     1,236    $     1,068    $     1,354    $     1,266
      Other real estate owned         $       226    $       177    $       167    $       139    $       139
      Total nonperforming assets
        and past due loans            $    12,378    $    11,204    $    14,669    $    13,042    $    15,350
Allowance for credit losses
  to gross loans, at period end              0.75%          0.76%          0.73%          0.73%          0.71%
Nonperforming and 90 day past-due loans
  to total loans at period end               0.50%          0.51%          0.79%          0.78%          0.48%
Nonperforming loans and 90 day past-due
  loans to total assets, at period end       0.37%          0.36%          0.59%          0.58%          0.35%
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